EXHIBIT 2(a.3)
EXECUTION COPY
THIRD AMENDMENT TO MERGER AGREEMENT
     THIS THIRD AMENDMENT TO MERGER AGREEMENT (this “Third Amendment”) is made on the 21st day of April, 2009, by and among DUSA Pharmaceuticals, Inc., a company incorporated in the State of New Jersey, with principal offices at 25 Upton Drive, Wilmington, Massachusetts (“DUSA”), Frank Pollard, residing at 3615 Crestview Drive, Long Grove, IL 60047 and Jeffrey Bernstein, residing at 9739 Monte Mar Drive, Los Angeles, CA 90035 (collectively hereinafter referred to as the “Shareholder Representatives”) and those certain shareholders of the former Sirius Laboratories, Inc., a company incorporated in the State of Illinois (“Sirius Illinois”) set forth on the signature page hereto (each a “Principal Shareholder” and collectively the “Principal Shareholders”). DUSA, the Shareholder Representatives and the Principal Shareholders are at times referred to each as a “Party” and collectively as the “Parties.” All capitalized terms used, but not specifically defined herein, shall have the meaning provided for such terms in the Merger Agreement (as defined below).
RECITALS
     WHEREAS, DUSA, Sirius Illinois and the Principal Shareholders previously entered into that certain Merger Agreement, dated December 30, 2005, as amended, (the “Merger Agreement”) whereby such parties subsequently effected a merger of Sirius Illinois with and into a wholly-owned subsidiary of DUSA; and
     WHEREAS, the shareholders of Sirius Illinois appointed the Shareholder Representatives; and
     WHEREAS, the Parties wish to amend certain terms of the Merger Agreement in accordance with Section 15.8 of the Merger Agreement, as provided for herein.
     NOW, THEREFORE, the Parties, in furtherance of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, agree as follows:
     1. As of the date of this Third Amendment, the definition of the Milestone Terminate Date in Section 1.76 of the Merger Agreement shall be amended to state “Milestone Termination Date means December 31, 2011.”
     2. As of the date of this Third Amendment, the definition of Net Sales in Section 1.79 of the Merger Agreement shall be amended by adding to the end thereof: “(iii) payments received by DUSA pursuant to the divestiture of all rights, title and interest to a Product, including the Intellectual Property Rights associated with any such Product.”
     3. As of the date of this Third Amendment, a new Section 1.115a shall be added to the Merger Agreement immediately following Section 1.115 thereof and shall read as follows:
     1.115a “Third Amendment” means the Third Amendment to Merger Agreement between DUSA, the Shareholder Representatives and the Principal Shareholders, dated April 21, 2009.
     4. Section 10.4(b) shall be deleted.

     5. As of the date of this Third Amendment, Section 15.10 of the Merger Agreement shall be deleted in its entirety and the following shall be inserted in its place and stead:
     15.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or delegate its obligations under this Agreement without the prior consent of the other parties, except that DUSA may assign its rights or delegate its obligations hereunder to its Affiliates so long as DUSA remains ultimately liable for all of DUSA’s obligations hereunder. Notwithstanding the foregoing, DUSA shall have the sole right to manage all business matters related to the Products and New Products, including, but not limited to, any and all activities relating to licensing, marketing, promoting, detailing, distributing, manufacturing, selling, transferring or offering the Products or New Products in DUSA’s sole discretion without the consent of the other Parties; all such decisions made pursuant to this Section 15.10 shall not be deemed an assignment or a delegation of obligations under this Section 15.10. Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     6. All other terms and conditions of the Merger Agreement shall remain unchanged and in full force and effect.
     7. This Third Amendment shall not constitute a waiver or modification of any of the Parties’ rights and remedies or of any of the terms, conditions, warranties, representations, or covenants contained in the Merger Agreement, except as specifically set forth above, and each Party hereby reserves all of its rights and remedies pursuant to the Merger Agreement and applicable law, and except as otherwise set forth in that certain Release Agreement, dated as of the date hereof, between DUSA and its wholly-owned subsidiary, Sirius Laboratories, Inc., the Shareholders Representatives and the Principal Shareholders.
     8. This Third Amendment may be executed in counterparts, each of which, when taken together, shall be deemed to be one and the same instrument.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have executed and delivered this Third Amendment to Merger Agreement as of the date first written above.

DUSA Pharmaceuticals, Inc.
By:	/s/ Richard Christopher
Name:	Richard Christopher
Title:	VP Finance & CFO

PRINCIPAL SHAREHOLDERS
/s/ Frank R. Pollard
Frank R. Pollard

/s/ Jean E. Pollard
Jean E. Pollard

/s/ Jeffrey R. Bernstein
Jeffrey R. Bernstein Ph.D.

/s/ Carole Bernstein
Carole Bernstein

/s/ Joel Bernstein
Joel Bernstein, M.D.

/s/ David Bernstein
David Bernstein

/s/ Rebecca Zelken
Rebecca Zelken

/s/ Frank R. Pollard
Frank R. Pollard, Jr.

/s/ Scott E. Pollard
Scott E. Pollard

/s/ Brett A. Pollard
Brett A. Pollard

/s/ Garry R. Barnes
Garry R. Barnes

/s/ Luanna Barnes
Luanna Barnes

/s/ Keyoumars Soltani
Keyoumars Soltani

/s/ Saeed Soltani
Saeed Soltani

/s/ David H. Whitney
David H. Whitney

SHAREHOLDER REPRESENTATIVES
By:	/s/ Frank Pollard
	Name:	Frank Pollard

By:	/s/ Jeffrey Bernstein
	Name:	Jeffrey Bernstein